Exhibit 4.02
AMENDMENT TO NOTES
March 1, 2021
PARTIES:        Amyris, Inc., a Delaware corporation (“Borrower”)
DSM Finance B.V., a Netherlands private company with limited liability (“Lender”)
RECITALS
A.Borrower has issued to Lender a promissory note, dated as of December 28, 2017 (as amended, supplemented or modified from time to time, the “2017 Note”), in the aggregate principal amount of $25,000,000.00 pursuant to that certain Credit Agreement, dated as December 28, 2017 (as amended, supplemented or modified from time to time, the “2017 Credit Agreement”), by and between Borrower and Lender.
B.Borrower has issued to Lender (i) a secured promissory note, dated as of September 17, 2019 (as amended, supplemented or modified from time to time, the “First 2019 Note”), in the aggregate principal amount of $3,000,000.00, (ii) a secured promissory note, dated as of September 19, 2019 (as amended, supplemented or modified from time to time, the “Second 2019 Note”), in the aggregate principal amount of $3,000,000.00, and (iii) a secured promissory note, dated as of September 23, 2019 (as amended, supplemented or modified from time to time, the “Third 2019 Note” and, together with the First 2019 Note and the Second 2019 Note, the “2019 Notes”; the 2019 Notes, together with the 2017 Note, the “Notes”), in the aggregate principal amount of $2,000,000.00, in each case pursuant to that certain Credit Agreement, dated as September 17, 2019 (as amended, supplemented or modified from time to time, the “2019 Credit Agreement” and, together with the 2017 Credit Agreement, the “Credit Agreements”; the Credit Agreements, together with the Notes and the other Loan Documents (as defined in the 2019 Credit Agreement), the “Note Documents”), by and between Borrower and Lender.
C.Borrower has requested that an affiliate of Lender, and in connection with this amendment (this “Amendment”) such affiliate has agreed, to waive certain obligations arising under agreements between Borrower and such affiliate.
D.Borrower and Lender have agreed, subject to terms and conditions contained in this Amendment, to amend the Notes.
AGREEMENT
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender agree as follows:
SECTION 1.Amendments to Notes. Subject to Section 3:
1.1    Amendments to 2017 Note.
1.1.1. The first paragraph of the 2017 Note is hereby amended by adding after the words “2.5% per quarter” the following words: “(or, from and after April 1, 2021 until December 31, 2021, solely to the extent that Company has not, prior to April 1, 2021, (i) repaid all Obligations under this Note, together with all accrued and unpaid interest and the Prepayment Fee in connection herewith, and (ii) repaid all Obligations (as defined in the 2019 Notes) outstanding under the 2019 Notes (including, without limitation, all accrued and unpaid interest and the Prepayment Fee in connection therewith) in full in cash, 5.85% per quarter (which such

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incremental interest of 3.35% (the “Incremental Interest”) represents the Prepayment Fee, to be paid over the nine-month period from April 1, 2021 to December 31, 2021)”.
1.1.2. Section 1 of the 2017 Note is hereby amended by adding the following proviso at the end thereof:
; provided that (i) if any redemption of this Note, in whole or in part, shall occur on or before March 31, 2021, the Prepayment Fee shall be due and payable in connection with, and on the same date as, the first such redemption and (ii) if the Prepayment Fee has not been paid pursuant to a redemption of this Note on or before March 31, 2021 and Borrower redeems this Note (or this Note is accelerated for any reason), in whole or in part, between April 1, 2021 and December 31, 2021, Borrower shall be required to pay to Lender a redemption fee equal to the Prepayment Fee (a) minus any Incremental Interest that Borrower has paid to Lender after April 1, 2021 through the date of such redemption (b) plus 4.00% per quarter on the Prepayment Fee, pro rata based on the number of days elapsed from April 1, 2021 through the date of such redemption (which such redemption shall occur no later than December 31, 2021).
1.1.3. Section 4 of the 2017 Note is hereby amended by adding the following defined terms in appropriate alphabetical order:
“2019 Notes” has the meaning assigned to such term in the First Amendment.
“First Amendment” means the Amendment to Notes, dated as of February 23, 2021, by and between Borrower and Lender.
“Prepayment Fee” has the meaning assigned to such term in the First Amendment.
1.1.4. The 2017 Note is hereby amended by adding the following Section 6 immediately following Section 5 thereof:
6. Prepayment Fee.    Section 4 of the First Amendment is hereby incorporated herein by reference and made a part of this Note as if set forth herein in full.
1.1.5. The 2017 Note is hereby amended by adding the following Section 7 immediately following Section 6 thereof:
7. Interest Rate Limitation.     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of this Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of this Note but were not payable as a result of the operation of this Section 7 shall be cumulated and the interest and Charges payable to the Lender in respect of other Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by the Lender.

1.2. Amendments to 2019 Notes.
1.2.1. Section 4 of each 2019 Note is hereby amended by adding the following defined term in appropriate alphabetical order:
“First Amendment” means the Amendment to Notes, dated as of February 23, 2021, by and between Borrower and Lender.
“Prepayment Fee” has the meaning assigned to such term in the First Amendment.
1.2.2. Each 2019 Note is hereby amended by adding the following Section 6 immediately following Section 5 thereof:
6. Prepayment Fee.    Section 4 of the First Amendment is hereby incorporated herein by reference and made a part of this Note as if set forth herein in full.
1.2.3. Each 2019 Note is hereby amended by adding the following Section 7 immediately following Section 6 thereof:
7. Interest Rate Limitation.     Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to this Note, together with all fees, charges and other amounts which are treated as interest on this Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of this Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of this Note but were not payable as a result of the operation of this Section 7 shall be cumulated and the interest and Charges payable to the Lender in respect of other Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon to the date of repayment, shall have been received by the Lender.
1.2.4. Section 1(a) of the First 2019 Note is hereby amended by adding the following proviso at the end thereof:
; provided that, if any redemption of this Note, in whole or in part, shall occur on or before March 31, 2021, the Prepayment Fee shall be due and payable in connection with, and on the same date as, the first such redemption.
1.2.5. Section 1(a) of the Second 2019 Note is hereby amended by adding the following proviso at the end thereof:
; provided that, if any redemption of this Note, in whole or in part, shall occur on or before March 31, 2021, the Prepayment Fee shall be due and payable in connection with, and on the same date as, the first such redemption.
1.2.6    Section 1(a) of the Third 2019 Note is hereby amended by adding the following proviso at the end thereof:

; provided that, if any redemption of this Note, in whole or in part, shall occur on or before March 31, 2021, the Prepayment Fee shall be due and payable in connection with, and on the same date as, the first such redemption.
1.3.    The “Prepayment Fee” shall mean $2,500,000 in the aggregate for all redemptions, in whole or in part, during the period from the date of this Amendment through and including March 31, 2021 (or, solely with respect to clause (ii) of the proviso in Section 1 of the 2017 Note after giving effect to the Amendment, during the period from April 1, 2021 to December 31, 2021), of the 2017 Note and/or any 2019 Note.
SECTION 2.Representations and Warranties; Ratification.
2.1.    Borrower represents and warrants to Lender:
2.1.1.    The execution, delivery and performance by Borrower of this Amendment and the consummation by Borrower of the transactions contemplated hereby (i) are within the corporate power of Borrower and (ii) have been duly authorized by all necessary corporate actions on the part of Borrower.
2.1.2.    This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
2.1.3.    The execution and delivery by Borrower of this Amendment and the performance and consummation by Borrower of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Borrower or any judgment, order, writ, decree, statute, rule or regulation applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which Borrower is a party or by which it is bound except to the extent such violation, breach or acceleration could not reasonably be expected to result in a Material Adverse Effect (as defined in each Credit Agreement); or (iii) other than Liens (as defined in each Credit Agreement) securing the Obligations (as defined in each Credit Agreement), result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to Borrower, its business or operations, or any of its assets or properties except to the extent such suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.
2.1.4. As of the date hereof, no Event of Default (as defined in each applicable Note Document) shall have occurred and be continuing.
2.2. Borrower reaffirms the terms and conditions of each Note Document and acknowledges and agrees that each and every such Note Document remains in full force and effect and is hereby reaffirmed, ratified and confirmed.
SECTION 3.Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
3.1. This Amendment shall have been executed by Borrower and Lender, and counterparts hereof as executed by Borrower (which may include electronic transmission of a signed signature page) shall have been delivered to Lender.
3.2. The representations and warranties made by Borrower in Section 2 of each Credit Agreement shall be true and correct as of the date hereof.

SECTION 4.
4.1. Notwithstanding anything to the contrary in this Amendment or any other Note Document, Borrower and Lender hereby acknowledge and agree that, if any of the Obligations (as defined in each Credit Agreement) are accelerated as a result of the occurrence and continuance of any Event of Default (as defined in each applicable Note Document) on or prior to December 31, 2021 (all such accelerated Obligations, the “Accelerated Obligations”) (including but not limited to (i) by operation of law or otherwise, (ii) acceleration in accordance with the terms of the Note Documents, (iii) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations (as defined in each Credit Agreement) in any voluntary or involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent or other similar event in respect of Borrower described in Section 3(a)(v) of the 2017 Note or Section 3(a)(iv) of the 2019 Notes, (iv) the making of a distribution of any kind in any proceeding under the Title 11 of the United States Code, as amended (U.S. Bankruptcy Code) to Lender in full or partial satisfaction of the Obligations (as defined in each Credit Agreement) or (v) the termination of this Note Documents for any reason), the Prepayment Fee in respect of the Accelerated Obligations will also be due and payable on the date of such acceleration and will be treated and deemed as though the Notes were prepaid as of such date and shall constitute part of the Obligations (as defined in each Credit Agreement) for all purposes herein, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof. BORROWER EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. Further, (i) Borrower and Lender expressly agree that the Prepayment Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, and (ii) Borrower expressly agrees that (1) the Prepayment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (2) there has been a course of conduct between Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Fee, (3) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 4.1 and (4) Borrower’s agreement to pay the Prepayment Fee is a material inducement to Lender to continue to hold the Notes.
SECTION 5.Miscellaneous.
5.1. This Amendment shall be a Note Document. All references to any Note Document shall be a reference to such Note Document as so amended by this Amendment.
5.2. This Amendment and the other Note Documents (as amended by this Amendment) constitute the full and entire understanding and agreement between the parties relating to the subject matter hereof and thereof and supersede any previous written or verbal agreements between the parties with regard to the subject matter hereof and thereof.
5.3. Notwithstanding any provision contained herein, nothing contained herein shall limit any rights or remedies under the Note Documents or applicable law based on any breaches, failures, defaults or Events of Default (as defined in each applicable Note Document) thereunder.
5.4. This Amendment and all actions arising out of or in connection with this Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York.

5.5. The rights and obligations of Borrower and Lender hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties
5.6. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.
5.7. If any provision of this Amendment shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment is executed and delivered as of the day and year first above written.
Borrower:                    Amyris, Inc., a Delaware corporation

By: /s/ John Melo
Name: John Melo
Title: President and Chief Executive Officer

Lender:    DSM Finance B.V., a Netherlands private company with limited liability

By: /s/ B. Singh
Name: B. Singh
Title: Managing Director

By: /s/ L. Huang
Name: L. Huang
Title: Managing Director
[Signature Page – Amendment to Notes]